At the annual meeting of shareholders of MFS Core Growth Fund, which was held on November 7, 2001, the following actions were taken:

Item 1. Trustees of the trust were elected as follows:

                                    Number of Shares

Nominee                    For                                Withhold Authority

Jeffrey L. Shames          7,581,510,012                          111,146.457
John W. Ballen             7,581,510.012                          111,146.457
Lawrence H. Cohn           7,577,876.411                          114,780.058
J. David Gibbons           7,578,975.441                          113,681.028
William R.Gutow            7,581,510.012                          111,146.457
J. Atwood Ives             7,581,510.012                          111,146.457
Abby M. O'Neill            7,579,000.171                          113,656.298
Lawrence T. Perera         7,581,510.012                          111,146.457
William J. Poorvu          7,581,420.347                          111,236.122
Arnold D. Scott            7,581,510.012                          111,146.457
J. Dale Sherratt           7,581,510.012                          111,146.457
Elaine R. Smith            7,581,510.012                          111,146.457
Ward Smith                 7,580,570.200                          112,086.269

Item 2. The authorization of the Trustees to adopt an Amended and Restated Declaration of Trust:

Number of Shares

For                                                   5,417,995.796
Against                                                 301,624.209
Abstain                                                 175,948.464
Broker non-votes                                      1,797,088.000

Item 3. The amendment or removal of certain fundamental investment policies.

Number of Shares

For                                                   5,408,675.059
Against                                                 127,652.736
Abstain                                                 359,240.674
Broker non-votes                                      1,797,088.000

Item 4. The approval of a new investment advisory agreement with Massachusetts Financial Services Company.

Number of Shares

For                                                    7,268,648.564
Against                                                   94,013.517
Abstain                                                  329,994.388


Item 5. The ratification of the election of Ernst & Young LLP as the independent public accountants to be employed by the trust for the fiscal year ending August 31, 2002.

Number of Shares

For                                                    7,331,655.579
Against                                                   56,187.392
Abstain                                                  304,813.498